EXHIBIT 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

SIGNALSOFT CORPORATION

AT

$2.26 NET PER SHARE

BY

SAPPHIRE ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF
OPENWAVE SYSTEMS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 10, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 28, 2002 (THE “MERGER AGREEMENT”), BY AND AMONG OPENWAVE SYSTEMS INC., SAPPHIRE ACQUISITION CORP. AND SIGNALSOFT CORPORATION (THE “COMPANY”). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, IF ANY, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) ON THE DATE OF PURCHASE AND (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

IMPORTANT

Any stockholder who desires to tender all or any portion of such stockholder’s shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their shares.

Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 – “Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the “Information Agent”) at its location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Any stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer to Purchase.

JUNE 11, 2002

SUMMARY TERM SHEET

Sapphire Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of SignalSoft Corporation for $2.26 per share in cash. The following are some of the questions you, as a stockholder of SignalSoft, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

Our name is Sapphire Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of SignalSoft. We are a wholly owned subsidiary of Openwave Systems Inc., a Delaware corporation. See “Introduction” to this Offer to Purchase and Section 9 – “Certain Information Concerning Parent and the Purchaser.”

What are the classes and amounts of securities being sought in the offer?

We are seeking to purchase all of the outstanding shares of common stock of SignalSoft. See “Introduction” to this Offer to Purchase and Section 1 – “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.26 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to the Offer to Purchase.

Do you have the financial resources to make payment?

Openwave, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer. Openwave will use generally available corporate funds for this purpose. The offer is not conditioned upon any financing arrangements. See Section 10 – “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

We do not think that our financial condition is relevant to your decision to tender shares and accept the offer because:

•	the offer is being made for all outstanding shares solely for cash;

•	the offer is not subject to any financing condition; and

•	if we consummate the offer, we will acquire all remaining shares for the same cash price as in the merger.

See Section 10 – “Source and Amount of Funds.”

How long do I have to decide whether to tender in the offer?

You will have at least until 12:00 midnight, New York City time, on Wednesday, July 10, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 – “Terms of the Offer” and Section 3 – “Procedure for Tendering Shares.”

Can the offer be extended and under what circumstances?

The offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

•
We may, at our discretion, extend the expiration date of the offer if any of the conditions to our obligation to accept for payment and pay for shares tendered into the offer have not been satisfied or waived by us.

•
We may, at our discretion, elect under Rule 14d-11 of the Securities Exchange Act of 1934 to provide a subsequent offering period of three to 20 business days, beginning after we have purchased shares during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

•	We may extend the expiration date of the offer upon an increase in the offer price for the shares as provided under federal securities laws.

See Section 1 – “Terms of the Offer.”

How will I be notified if the offer is extended?

If we extend the offer, we will inform U.S. Stock Transfer Corporation, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the offer?

•
We are not obligated to purchase any shares which are validly tendered unless that number of shares is validly tendered which, when added to the shares then owned by us or Openwave, if any, represents at least two-thirds of the shares of SignalSoft outstanding on a fully diluted basis (but not giving effect to outstanding options to purchase shares with a per share exercise price equal to or greater than $2.26.) We call this condition the “Minimum Condition.”

•	We are not obligated to purchase any shares that are validly tendered if, among other things, there is a material adverse change in SignalSoft or its business.

•	We are not obligated to purchase shares which are validly tendered if the board of directors of SignalSoft has withdrawn its recommendation of the offer and merger.

•	We are not obligated to purchase any shares unless and until the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

The offer is subject to a number of other conditions. We can waive some of the conditions to the offer without SignalSoft’s consent. See Section 14 – “Certain Conditions of the Offer.”

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to U.S. Stock Transfer Corporation, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through U.S. Stock Transfer Corporation. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3 – “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time until the offer has expired. In addition, if we have not agreed to accept your shares for payment by August 10, 2002, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1 – “Terms of the Offer” and Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 – “Withdrawal Rights.”

What does the board of directors of SignalSoft think of the offer?

We are making the offer pursuant to the merger agreement with SignalSoft, which has been approved by the board of directors of SignalSoft. The board of directors of SignalSoft unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into SignalSoft. The board of directors of SignalSoft also has unanimously determined that the merger agreement, the tender offer and the proposed merger are in the best interests of stockholders and has recommended that stockholders tender their shares. See “Introduction” to this Offer to Purchase and Section 11 – “Background of the Offer.”

Have any SignalSoft stockholders agreed to tender their shares?

Yes. Certain stockholders who own approximately 30% of the Company’s outstanding shares have agreed to tender their shares in the offer. See “Introduction” to this Offer to Purchase and Section 13 – “The Merger Agreement and Other Agreements.”

If two-thirds of the shares are tendered and accepted for payment, will SignalSoft continue as a public company?

No. If the merger takes place, SignalSoft no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that SignalSoft common stock will no longer be eligible to be traded through a Nasdaq market or on a securities exchange, there may not be a public trading market for SignalSoft stock, and SignalSoft may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See Section 7 – “Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulations.”

Will the tender offer be followed by a merger if all the SignalSoft Shares are not tendered in the offer?

If we accept for payment and pay for shares of SignalSoft, we will be obliged to complete the merger, subject to stockholder approval and the other terms of the Merger Agreement. If we acquire at least a majority of the outstanding shares of SignalSoft, we will be able to complete the merger without the vote of other stockholders. If that merger takes place, Openwave will own all of the shares of SignalSoft and all remaining stockholders of SignalSoft (other than us) will receive $2.26 per share in cash (or any other higher price per share which may be paid in the offer). See “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

If the merger described above takes place, stockholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and that, in connection with the merger, you may have dissenters’ rights under Delaware corporate law. However, if we decide to purchase the shares tendered, even though they represent less than a majority of the Shares outstanding and therefore the merger is not assured, the number of stockholders and number of shares of SignalSoft which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the SignalSoft common stock. Also, as described above, SignalSoft may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See “Introduction” to this Offer to Purchase and Section 7 – “Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.”

What is the market value of my shares as of a recent date?

On May 28, 2002, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of SignalSoft common stock reported on the Nasdaq National Market was $1.06 per share. On June 10, 2002, the last full day prior to commencement of the offer, the last reported sales price of the shares of the Company on the Nasdaq National Market was $2.21 per share of common stock. We advise you to obtain a recent quotation for shares of SignalSoft common stock in deciding whether to tender your shares. See Section 6 – “Price Range of the Shares; Dividends on the Shares.”

Who can I talk to if I have questions about the tender offer?

You may call Georgeson Shareholder Communications Inc. at (800) 818-2996 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
SIGNALSOFT CORPORATION:

INTRODUCTION

Sapphire Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Openwave Systems Inc., a Delaware corporation (“Parent”), hereby offers to purchase all issued and outstanding shares of common stock (the “Common Stock”), $0.001 par value (the “Shares”), of SignalSoft Corporation, a Delaware corporation (the “Company”), at a price of $2.26 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Georgeson Shareholder Communications Inc., which is acting as the Information Agent (the “Information Agent”), and U.S. Stock Transfer Corporation, which is acting as the Depositary (the “Depositary”). See Section 16 – “Fees and Expenses.”

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which when added to the Shares then beneficially owned by the Parent or the Purchaser, if any, represents at least two-thirds of the Shares outstanding on a fully diluted basis on the date of purchase (the “Minimum Condition”). See Section 14 – “Certain Conditions of the Offer.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated May 28, 2002 (the “Merger Agreement”), by and among the Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of the Parent (the “Merger”). The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the “Surviving Corporation.” At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares held by Parent, the Purchaser, the Company, or any wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $2.26 per Share, net to the seller in cash, or any higher price per Share paid in the Offer (such price, being referred to herein as the “Offer Price”), without interest. The Merger Agreement is more fully described in Section 13 – “The Merger Agreement and Other Agreements.”

As used in this Offer to Purchase, “fully diluted basis” refers to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of convertible securities or upon the exercise of any options, warrants or rights to purchase shares of either Common Stock or preferred stock, $0.001 par value, of the Company (for which the applicable per share exercise price is less than the Offer Price). The Company has informed the Purchaser that, as of May 26, 2002, there were 25,307,436 Shares issued and outstanding, and as of May 28, 2002, there were outstanding options to purchase an aggregate of 3,075,297 Shares under the Company’s stock plans, of which 782,335 options had a per share exercise price of less than $2.26. Based on the foregoing, and assuming that no Shares were issued after May 26, 2002, the Minimum Condition will be satisfied if at least 17,393,181 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company’s board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See Section 12 – “Purpose of the Offer; Plans for the Company.” As a condition and inducement to Parent’s and the Purchaser’s willingness to enter into the Merger Agreement, certain stockholders of the Company (each, a “Stockholder”), who in the aggregate hold dispositive power with respect to 7,428,126 Shares and hold options to purchase 67,500 Shares, immediately following the execution and delivery of the Merger Agreement entered into a Stockholders Agreement (the “Stockholders Agreement”), dated May 28, 2002, with Parent and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of their Shares in favor of the Merger. In addition, in the Stockholders Agreement, each Stockholder has granted Parent an option (the “Stockholder Option”) to purchase all Shares beneficially owned by such Stockholder as of the date of the Stockholders Agreement, or beneficially owned by such Stockholder at any time following such date (including, without limitation, by way of exercise of options, warrants or other rights to purchase Shares or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise), which option is exercisable at any time, subject to certain conditions. See Section 13 – “The Merger Agreement and Other Agreements.”

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

RBC Dain Rauscher Inc., a member company of RBC Capital Markets, the Company’s financial advisor (“RBC”), has delivered to the Company’s board of directors its written opinion, dated May 28, 2002, to the effect that, as of such date, the consideration to be received by the stockholders pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view to such holders (other than Parent and its affiliates). The full text of RBC’s opinion is set forth as an annex to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is being mailed to stockholders of the Company with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required by applicable law in order to consummate the Merger. See Section 15 – “Certain Legal Matters.” If the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser would be able to consummate the Merger without a vote of the stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.     TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 – “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, July 10, 2002, unless and until, in accordance with the terms of the Merger Agreement, the Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions and the other conditions set forth in Section 14 – “Certain Conditions of the Offer.” If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, subject to the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and its staff applicable to the Offer, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

Subject to the terms of the Merger Agreement, the Purchaser may (i) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Merger Agreement provides that, except as described below, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer, or (iv) amend any condition of the Offer described in Section 14 – “Certain Conditions of the Offer” in any manner adverse to the holders of the Shares without the prior written consent of the Company, provided, however, that (a) if on the Expiration Date, all Offer Conditions required by the Merger Agreement will not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine and (b) the Purchaser may, in its sole discretion, provide a “Subsequent Offering Period” in accordance with Rule 14d-11 under the Exchange Act.

A Subsequent Offering Period would be an additional period of time from three to twenty business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) the

Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company’s consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered
Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

The Company has provided the Purchaser with the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 – “Withdrawal Rights.” Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law, including, without limitation, the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 15 – “Certain Legal Matters.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for evidencing Shares (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 – “Procedure for Tendering Shares,” (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (including such rights as are set forth in Section 1 – “Terms of the Offer” and Section 14 – “Certain Conditions of the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 – “Withdrawal Rights.”

If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 – “Procedure for Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    PROCEDURE FOR TENDERING SHARES.

Valid Tender.    For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was provided) and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(a)    such tender is made by or through an Eligible Institution;

(b)    a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(c)    the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the National Association of Security Dealers Automated Quotation System, Inc. (the “NASDAQ”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements.    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Appointment.    By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

Backup Withholding.    Under the “backup withholding” provisions of United States federal income tax law, unless a tendering holder of Shares, or his assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 30% of the gross proceeds. To prevent backup withholding, each Payee should provide the Depository with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

4.    WITHDRAWAL RIGHTS.

Except as provided below with respect to a Subsequent Offering Period, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 10, 2002.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 – “Procedure for Tendering Shares” any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1 – “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, and broker dealers, or persons who held their Shares as a part of a straddle, hedge, conversion, or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER’S SPECIFIC TAX SITUATION.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. The claim of a deduction in respect of a capital loss is subject to limitations.

A stockholder who perfects his, her or its appraisal rights, if any, under the Delaware General Corporation Law (“DGCL”) will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the “amount realized” and such stockholder’s adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss), assuming that the Shares were held as capital assets, should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

6.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

The Shares have been traded through the Nasdaq National Market under the symbol “SGSF” since August 3, 2000. The following table sets forth, for each of the periods indicated, the high and low reported sales price per Share on the Nasdaq National Market based on published financial sources.

	HIGH	LOW
Fiscal Year Ended December 31, 2000
Third Quarter	$49.56	$20.50
Fourth Quarter	40.94	4.63
Fiscal Year Ended December 31, 2001
First Quarter	14.69	5.88
Second Quarter	13.00	3.75
Third Quarter	10.26	3.80
Fourth Quarter	5.00	1.72
Fiscal Year Ended December 31, 2002
First Quarter	4.65	1.73
Second Quarter (through June 10, 2001)	2.21	1.05

On May 28, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $1.06 per Share. On June 10, 2002, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $2.21 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

The Company has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. Specifically, the Merger Agreement provides that neither the Company nor any of its Subsidiaries will: (i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock; (ii) split, combine or reclassify any capital stock; (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares (except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof); or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of the Company Common Stock pursuant to the exercise of stock options therefor outstanding as of May 28, 2002.

7.     EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

Market for the Shares.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the “NASD”) for continued inclusion on the Nasdaq National Market. Inclusion on the Nasdaq requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $5,000,000, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4,000,000, have two market makers for the shares, and have a minimum bid price of $1.00 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round-lot stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have four market makers for the shares, and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000.

If the Nasdaq National Market and the NASDAQ Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

Margin Regulations.    The Shares currently are “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the

Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    CERTAIN INFORMATION CONCERNING THE COMPANY.

The Company is a Delaware corporation with its principal executive office at 5665 Flatiron Parkway, Boulder, Colorado 80301. The telephone number of the Company at such office is (303) 381-3000. Founded in 1995, with additional offices in Sweden and the United Kingdom, the Company offers mobile operators worldwide various software products and solutions needed to effectively implement location-based services. The company’s Wireless Location Services software suite provides operators the ability to deliver new services to their subscribers, differentiate their offerings, increase revenues, reduce churn and build subscriber loyalty. Some of the largest U.S. mobile operators, including AT&T Wireless, Cingular, Sprint PCS and VoiceStream, and leading operators in Europe, such as Cegetel/SFR, Libertel-Vodafone, Orange and Telia, use the Company’s products.

Selected Financial Information.    Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

SIGNALSOFT CORPORATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Fiscal Year Ended December 31,
	2001	2000	1999
Operating Data:
Net sales	$20,382	$13,649	$1,956
Operating loss	(32,382)	(16,332)	(7,605)
Net loss attributable to common stockholders	(29,052)	(15,480)	(8,616)
Net loss per share	(1.18)	(1.14)	(1.35)
Balance Sheet Data (at end of period):
Total assets	$88,242	$103,871	$19,438
Total liabilities	4,732	5,096	2,525
Mandatorily redeemable, convertible preferred stock	0	0	32,205
Stockholders’ equity	83,510	98,775	(15,292)

Certain Company Projections.    Prior to entering into the Merger Agreement, representatives of Parent conducted a due diligence review of the Company, and in connection with such review received certain projections of the Company’s future operating performance. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. Parent analyzed the information in the projections, certain publicly available information and additional information obtained in Parent’s due diligence review of the Company, along with Parent’s own estimates of potential cost savings and benefits, in evaluating the Offer and the Merger. The financial projections provided to Parent by the Company included, among other things, the following forecasts of the Company’s total revenues, gross profit, total operating expenses, net income and earnings before interest, taxes, depreciation and amortization (in thousands): $22,587, $16,252, $35,151, $(18,069) and $(16,030) in fiscal 2002; and $31,500, $25,661, $30,023, $(3,843) and $(1,465) in fiscal 2003. The financial projections contained therein are based on numerous assumptions, including assumptions concerning product demand, customer growth, product mix among license fees, maintenance fees, professional services and other revenue, channel mix between direct and reseller sales, expense levels, cost savings, industry performance, and general business, economic, market and financial conditions.

The Company has advised Parent that the financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal year 2002. They do not reflect recent developments which have occurred since they were prepared or give effect to the Offer and the Merger, the potential combined operations of the Company and Parent and its affiliates or changes that may be made to the Company’s operations or strategy after the consummation of the Offer. This reference to the projections is provided solely because such projections have been provided to Parent and the Purchaser and none of the Purchaser, Parent, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE COMPANY’S INDEPENDENT ACCOUNTANTS HAVE NOT EXAMINED OR COMPILED ANY OF THESE PROJECTIONS OR EXPRESSED ANY CONCLUSION OR PROVIDED ANY ASSURANCE WITH RESPECT TO THE PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS, COMPETITION AND OTHER MATTERS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE

DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, options granted to them, the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System.

The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption “Selected Financial Information,” has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

9.    CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

Parent and Purchaser.    Parent is a Delaware corporation. Openwave develops and distributes open Internet Protocol (IP)-based communication infrastructure software and applications, and provides communication service providers, including wireless and wireline carriers, Internet Service Providers (ISPs), portals and broadband providers worldwide, with the software and services to build boundary-free, multi-network communication services for their subscribers. The Purchaser is a Delaware corporation which was recently formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. Parent’s principal executive offices are located at 1400 Seaport Boulevard, Redwood City, California 94063 and its telephone number is (650) 480-8000. The Purchaser’s principal executive offices are located at c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063 and its telephone number is (650) 480-8000.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

Pursuant to the Stockholders Agreement, Parent may be deemed to beneficially own 7,495,626 Shares constituting approximately 30% of the total currently outstanding Shares. See Section 13 – “The Merger Agreement and Other Agreements.” Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) neither Parent, the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (b) neither Parent, the Purchaser, nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. Except as provided by the Merger Agreement or as described in this Offer to Purchase, neither Parent, the Purchaser nor, to the knowledge of Parent or the

Purchaser, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

Additionally, Parent is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent’s business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent’s securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent’s stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC’s public reference facilities in the same manner as set forth above with respect to the Company in Section 8 – “Certain Information Concerning the Company.”

10.    SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon any financing arrangements. Parent and Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger will be approximately $59 million plus any related transaction fees and expenses. The Purchaser will acquire all such funds from Parent, which currently intends to use generally available corporate funds for this purpose.

Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11.    BACKGROUND OF THE OFFER.

The following information was prepared by Parent, the Purchaser and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

Parent continually explores and conducts discussions with regards to acquisitions and other strategic corporate transactions that are consistent with its corporate strategies. Parent and the Company previously entered into a reseller OEM agreement dated February 9, 2001, under which the Company licensed its Wireless Location Services software to Parent for sublicensing by Parent to its customers.

On February 14, 2002, representatives of Broadview International LLC (“Broadview”), financial advisor to the Company, contacted senior management of Parent to arrange for a meeting between Parent and the Company to discuss a possible strategic transaction.

On February 20, 2002, at a meeting at the 2002 3GSM World Congress in Cannes, France, Donald Listwin, Chairman, CEO and President of Parent, David A. Hose, CEO and President of the Company, had initial general discussions regarding a possible strategic business relationship between the parties that would extend beyond the scope of the existing reseller agreement.

On February 28, 2002, Parent and the Company executed a mutual confidentiality agreement in order to facilitate the disclosure of confidential business information.

On March 14, 2002, representatives of Broadview delivered an information package regarding the Company in advance of a same-day conference call to discuss a potential transaction between Parent and the Company. Participating on the conference call were members of senior management of Parent and the Company and representatives of Broadview. During this conference call, the parties reviewed the information package and discussed business, operating and financial aspects of the Company.

On April 14, 2002, senior executives of the Company visited the offices of Parent and met with members of senior management of Parent. During this meeting the Company’s executives answered questions from Parent management about business, operating and financial aspects of the Company.

Between April 15, 2002 and April 30, 2002, senior management of Parent and the Company and representatives of Broadview continued to communicate regarding the terms, structure and valuation of a potential transaction, and the Company and Broadview continued to provide certain limited business, operating and financial information to Parent.

On May 3, 2002, Parent submitted a non-binding outline of proposed acquisition terms to the Company. The outline reflected a proposed acquisition by Parent of the Company at a price of $1.45 to $2.00 per Share in a cash tender offer for all outstanding Shares, subject to due diligence, board approval and other customary conditions.

On May 8, 2002, the Company notified Parent that it was considering another acquisition proposal that was financially superior to the proposal made by Parent on May 3, 2002.

On May 10, 2002, Parent submitted a revised outline of proposed acquisition terms to the Company at a per Share price of $2.30. The proposal remained subject to due diligence, board approval and other customary conditions. Later that same day, senior management of Parent called the Company and reviewed this outline of proposed acquisition terms. Later that same day, the board of directors of Parent approved the proposed acquisition of the Company at a special meeting and authorized Parent management to proceed with the proposed acquisition, to conduct further due diligence, and to negotiate definitive agreements.

On May 11, 2002, Parent delivered a preliminary, non-binding term sheet and an agreement providing for exclusive negotiations between the two parties to reach a definitive acquisition agreement no later than June 15, 2002. The exclusivity agreement provided that the Company would negotiate exclusively with Openwave concerning a potential transaction until June 15, 2002, subject to a standard “fiduciary out” provision which would permit SignalSoft to engage in discussions with respect to any unsolicited bona fide written acquisition proposal if the Board deemed it necessary in order for it to discharge properly its duties under applicable law. The exclusivity agreement also provided for a termination fee of $2.3 million to be paid to Parent if the Company breached the exclusivity provisions on or prior to June 15, 2002, and provided for such termination fee (plus up to $750,000 in expenses) to be paid to Parent if the Company was acquired by another company as a result of a solicitation made prior to the end of such exclusivity period. A copy of the exclusivity agreement is filed as Exhibit (d)(5) to the Schedule TO. The description of the exclusivity agreement herein is qualified in its entirety by reference to the exclusivity agreement, which is incorporated herein by reference. The exclusivity agreement was unanimously approved by the board of directors of the Company and entered into between Parent and the Company on May 13, 2002. On May 13, 2002, counsel for Parent provided a preliminary legal due diligence request list to counsel for the Company.

Beginning on May 13, 2002 and continuing through the execution of definitive agreements on May 28, 2002, Parent and its representatives conducted a full due diligence review with respect to the Company’s business. The review included due diligence in areas relating to technology, engineering, products, finance, operations, accounting, legal and others. During this period, Parent and its representatives held meetings to review and discuss with management and representatives of the Company the business, operating and financial condition of the Company, as well as other functional areas covered by the due diligence effort.

On May 17, 2002, counsel for Parent provided a draft of a merger agreement to counsel for the Company. On May 18, 2002, counsel for Parent provided a draft of a stockholders agreement to counsel for the Company. Between May 20 and May 28, 2002, representatives of Parent and the Company negotiated the terms of the proposed merger agreement, and representatives of Parent, the Company and certain stockholders of the Company negotiated the terms of the proposed stockholders agreement.

On May 24, 2002, representatives of Parent and the Company held a conference call to discuss issues relating to due diligence, deal pricing and legal documentation. During this call, management of Parent indicated that as a result of Parent’s further review of the business and prospects of the Company over the preceding ten-day period, it was no longer willing to pay the $2.30 per Share price that Parent had most recently proposed in its term sheet, but that Parent was still prepared to move forward with an acquisition at a revised purchase price of $2.26 per Share.

In response, the Company indicated that it had received an oral offer from another party with an aggregate value of $65 million (or approximately $2.49 per Share). Representatives of the Company asked Parent to reconsider its valuation of the Company in view of this higher indication of interest from a third party. Parent advised the Company that day that it would not raise its price above $2.26 per Share and that it would withdraw its interest if the Company engaged in further negotiations with the other party.

On May 28, 2002, the board of directors of the Company held a special meeting at which it considered and unanimously approved the proposed transaction with Parent at a price per Share of $2.26 and authorized proceeding with the Offer, the Merger and the transactions contemplated thereby and by the Merger Agreement, and determined to recommend that SignalSoft’s stockholders accept the Offer and tender their Shares in the Offer.

Subsequent to these board meetings, on May 28, 2002, Parent, the Purchaser and the Company executed the Merger Agreement, and Parent and certain stockholders of the Company executed the Stockholders Agreement. Additionally on May 28, 2002, Parent and Mr. Hose executed the Employment Offer Letter.

Prior to the opening of trading of the common stock of the Company on the Nasdaq National Market on May 29, 2002, Parent issued a press release announcing the definitive Merger Agreement and Stockholders Agreement.

On June 11, 2002, the Purchaser commenced the Offer.

During the course of the Offer, Parent and the Purchaser intend to have ongoing contacts with the Company and its directors, officers, stockholders and representatives.

12.    PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

Purpose of the Offer.    The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

If the Merger is consummated, Parent’s common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company’s business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 13 – “The Merger Agreement and Other Agreements.” Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 113% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek the maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company Board who qualify as independent directors and who are not current or former executive officers of the Company, and at least one incumbent member of the Company Board (who may be a current or former executive officer of the Company).

Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed above, Parent has no current plans with respect to any of such matters.

The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company’s corporate structure, business or composition of its management or personnel.

13.    THE MERGER AGREEMENT AND OTHER AGREEMENTS.

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO (together with any amendments, supplements, schedules, annexes and exhibits thereto, the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 – “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

The Offer.    The Merger Agreement provides for the making of the Offer. The terms of the Offer are described in Section 1 – “Terms of the Offer.” The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14 – “Certain Conditions of the Offer.”

The Merger.    The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time of the Merger (i) the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease, (ii) the Company will be the successor or surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and will continue to be governed by the laws of the State of Delaware, (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and (iv) the Company will succeed to and assume all the rights and obligations of the Purchaser.

The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company’s certificate of incorporation and the DGCL, in order to consummate the Merger; (ii) no law will have been enacted or promulgated by any United States or other governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, (iii) the Purchaser will have purchased, or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser’s obligation to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement, and (iv) the applicable waiting period under the HSR Act and any comparable provisions under any applicable foreign pre-merger notification laws or regulations will have expired or been terminated.

At the Effective Time of the Merger (i) each issued and outstanding share of Purchaser Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

Company Option Plans.    As of the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (a “Company Option” or “Company Options”) granted under the Company’s 1995 Non-Qualified Stock Option Plan, the 2000 Equity Incentive Plan and the 2000 Non-Qualified Stock Option Plan (collectively, the “Option Plans”), whether or not then exercisable or vested, will be (i) deemed to be one hundred percent (100%) vested and exercisable immediately prior to the Effective Time; and (ii) immediately prior to the Effective Time, cancelled. In consideration of such cancellation, Parent will, or will cause the Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of unexercised Shares subject to such Options. As of the Effective Time, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company subsidiary will be cancelled.

The Company’s Board of Directors.    The Merger Agreement provides that effective upon the purchase of and payment for any Shares by Parent or the Purchaser or any of their affiliates pursuant to the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company’s board of directors as is equal to the product of the total number of directors on the Company’s board of directors multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company will, upon Parent’s request, use its reasonable efforts either to promptly increase the size of the Company’s board of directors, including by amending the Bylaws of the Company if necessary so as to increase the size of the Company’s board of directors, or promptly secure the written resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company’s board of directors, and will use its reasonable efforts to cause Parent’s designees to be so elected or designated at such time. At such time, the Company will, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company’s board of directors of (i) each committee of the Company’s board of directors, (ii) each board of directors (or similar body) of each Company subsidiary, and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company Common Stock is listed. The Company’s obligations with respect to this section of the Merger Agreement are subject to Section 14(f) of the Exchange Act and Rule 14f-1 General Rules and Regulations under the Exchange Act.

In the event that Parent’s designees are elected or designated to the Company Board of Directors, then, until the Effective Time, the Company will cause the Company Board of Directors to have at least three directors who are directors on the date hereof including at least two members who are independent directors for purposes of the continued listing requirements of Nasdaq (the “Independent Directors”), provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons) who serves as a director on the date hereof to fill such vacancy, and such person (or persons) will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two persons who are directors on the date hereof (or, in the event there will be less than two directors available to fill such vacancies as a result of such persons’ deaths, disabilities or refusals to serve, such smaller number of persons who are directors on the date hereof) to fill such vacancies and such persons will be deemed Independent Directors for purposes of the Merger Agreement. If Parent’s designees constitute a majority of the Company Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such

Independent Director) will be required to (i) amend or terminate the Merger Agreement by the Company; (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; (iii) amend the Certificate of Incorporation or Bylaws of the Company if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; or (iv) take any other action of the Company Board of Directors under or in connection with the Merger Agreement if such action would substantially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there are no Independent Directors as a result of such persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

Stockholders’ Meeting.    Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company will promptly (i) duly call, give notice of, convene and hold a special meeting of its stockholders to consider the approval and adoption of the Merger Agreement and the approval of the Merger (the “Special Meeting”) as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the definitive proxy or information statement (the “Proxy Statement”) and, after Parent and its counsel have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable, (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iv) use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law and the Company’s Certificate of Incorporation and Bylaws (if applicable) to effect the Merger.

The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and adoption of the Merger Agreement.

Interim Operations; Covenants.    Until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries have agreed, except to the extent that Parent otherwise consents in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and regulations; pay its debts and taxes when due subject to good faith disputes over such debts; pay or perform other material obligations when due; and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Pursuant to the Merger Agreement, without the prior written consent of Parent, during the period from the date of the Merger Agreement and continuing until the earlier of its termination or the Effective Time, the Company will not do any of the following and will not permit its subsidiaries to do any of the following (except as may be expressly contemplated or specifically permitted by the Merger Agreement):

(a)        Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)        Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(c)        Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance, retention or change in control plan;

(d)        Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to intellectual property of the Company, other than nonexclusive licenses in the ordinary course of business consistent with past practice;

(e)        Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)        Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on May 28, 2002;

(g)        Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of May 28, 2002;

(h)        Split, combine or reclassify any class of capital stock;

(i)        Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

(j)        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company; or enter into any joint ventures, strategic partnerships or alliances, other than content alliance, reseller and distribution agreements in the ordinary course of business consistent with past practice;

(k)        Sell, transfer, lease, license (outside of the ordinary course of business consistent with past practice), mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

(l)        Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business;

(m)        Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

(n)        Pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its subsidiaries of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(o)        Modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

(p)        Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(q)        Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of thirty (30) days or less or which provide for payments by or to the Company or its subsidiaries in an amount in excess of $45,000 over the term of any single agreement or $100,000 in the aggregate over the term of all such agreements or which involve any exclusive terms of any kind;

(r)        Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(s)        Revalue any of its assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

(t)        Make or change any election relating to taxes, adopt or change any accounting method relating to taxes, enter into any closing agreement relating to taxes, file any amended tax return, settle or consent to any claim or assessment relating to taxes, incur any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, or agree to extend or waive the statutory period of limitations for the assessment or collection of taxes;

(u)        Fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

(v)        Take any action that would or is reasonably likely to result in any of the conditions to the Merger or any of the conditions to the Offer not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger or materially delay such consummation; or

(w)        Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

No Solicitation.    Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by the Merger Agreement involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, (B) any consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company (each, an “Acquisition Proposal”). Except as provided in the next paragraph, until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prohibit the Company or the Company Board of Directors from (x) taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to the Company’s stockholders as in the good faith judgment of the Company Board of Directors, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable law, is required.

Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms (other than any standstill arrangement) no less favorable to the Company than those contained in the confidentiality agreement, dated as of February 28, 2002, entered into between Parent and the Company (the “Confidentiality Agreement”), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares (a “Takeover Proposal”); (y) such person has in the absence of any violation of the Merger Agreement by the Company, submitted a bona fide written proposal to the Company relating to any such Takeover Proposal which at least a majority of the full Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and advice from its outside legal counsel, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer, otherwise represents a superior transaction to the Offer and the Merger, is reasonably capable of being completed by no later than the Termination Date and which is not conditioned upon obtaining additional financing, or any regulatory approvals beyond or in addition to those regulatory approvals provided for in the Merger Agreement, in the good faith opinion of the Company Board of Directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company has agreed to promptly, and in any event within twenty-four (24) hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent orally and in writing of such Superior Proposal, including the identity of the other party and its material terms. The Company has agreed to promptly, and in any event within twenty-four (24) hours following a determination by the Company Board of Directors that a Takeover Proposal is a Superior Proposal and prior to providing any such party with any material non-public information, notify Parent of such determination. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, no later than the date of provision of such information to such other party.

The Merger Agreement provides that neither the Company Board of Directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by the Merger Agreement, to Parent or to Purchaser, the approval or recommendation by the Company Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and advising Parent that the Company intends to withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (specifying which course of action the Company intends to take); provided, however, that the Company will not enter into an agreement with respect to a Superior Proposal unless the Company will also have terminated the Merger Agreement as provided for in the next paragraph. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including each of the Offer, the Merger, and the Stockholders Agreement.

The Company may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate the Merger Agreement, identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivered a copy of the related Acquisition Agreement in the form to be entered into, (ii) during the period following the delivery of the notice referred to in clause (i) above, during which Parent has the right to propose adjustments in the terms and conditions of the Merger Agreement and the Company will have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, (iii) at least three (3) full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of the Merger Agreement, and (B) a wire transfer of immediately available funds in the amount of $2,300,000 (the “Termination Fee”) plus the documented out-of-pocket expenses of Parent and Purchaser incurred in connection with the Offer, the Merger, the Merger Agreement and the consummation of the other contemplated transactions, up to $750,000 (the “Expense Fee”), as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Parent’s definitive determination of such expenses), and (C) a written acknowledgment from each other party to such Superior Proposal that it waives any right it may have to contest the validity or enforceability of any of the terms and conditions of the Merger Agreement or the Stockholders Agreement.

Indemnification and Insurance.    The Merger Agreement provides that for a period of six years after the Effective Time (or, in the case of matters occurring at or prior to the Effective Time for which a claim is asserted within the six-year period, until such matters are finally resolved), Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements dated prior to the date hereof and set forth in the disclosure schedule to the Merger Agreement, between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at any time on or following the date hereof to immediately prior to the Effective Time, were directors or officers of the Company, unless such modification is required by applicable law.

The Merger Agreement provides that for a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability and fiduciary insurance policy on terms no less favorable than those applicable to the current directors and officers of the Company; with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of the Merger Agreement, with respect to matters occurring at or prior to the Effective Time (including, without limitation, the Transactions); provided, however, that in no event will the Surviving Corporation be required to expend annually in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium).

Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Transactions, validity of the agreement, approvals by its board of directors, the vote of its stockholders required to approve the Transactions, consents and approvals necessary for the Company to consummate the Transactions, the Company’s financial statements and public filings, conduct of the Company’s business, its liabilities, litigation involving the Company, employee benefit plans, taxes, its contracts, real and personal property, intellectual property, labor matters, compliance with applicable laws, environmental matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company’s financial advisor, insurance, brokers that may be entitled to any fees from the Company and personnel.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Material Adverse Effect” with respect to any entity or group of entities, means any event, change, condition or effect, event occurrence, states of facts or developments, individually or together with other events, changes, conditions, effects, events or developments, states of facts or developments, that (x) is materially adverse, in the short term or the long term, to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by the Merger Agreement except, for each of (x) and (y) above, to the extent that no such event, change, condition or effect results principally from changes in general economic conditions, or from changes affecting the industry generally in which the party operates and which do not affect such party disproportionately.

Pursuant to the Merger Agreement, each of Parent and the Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the

Transactions, information that each of Parent and the Purchaser may provide in the Proxy Statement, if any, information that each of Parent and the Purchaser has provided in the Offer Documents filed by Parent and the Purchaser in accordance with the Exchange Act and Purchaser’s financial ability to consummate the Offer.

Termination; Fees.    The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a)        By mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company, respectively; or

(b)        By either Parent or the Company (i) if a court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions contemplated by the Merger Agreement or the Stockholders Agreement; (ii) if the Merger has not been consummated by September 27, 2002 (the “Termination Date”) at any time following the Termination Date unless such party has expressly restricted in writing its right to terminate the Merger Agreement in accordance with this clause (b); provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b) is not available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

(c)        By Parent (i) prior to the purchase of Shares pursuant to the Offer, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach is reasonably likely to result in any condition to the consummation of the Offer not being satisfied (and such breach has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) if due to an occurrence or circumstance that would result in a failure to satisfy any condition to the consummation of the Offer, Purchaser will have (x) failed to commence the Offer within ten (10) business days following the date of the Merger Agreement, (y) terminated the Offer without having accepted any Shares for payment thereunder or (z) failed to accept Shares for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) was principally caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement; or

(d)        By the Company if (i) there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in the Merger Agreement (and such breach has not been cured or such condition has not been satisfied within thirty days after the receipt of notice thereof or such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or (ii) Purchaser has (x) failed to commence the Offer within ten business days following the date of the Merger Agreement, (y) terminated the Offer without having accepted all Shares properly tendered for payment thereunder or (z) failed to accept any Shares properly tendered for payment pursuant to the Offer prior to the Termination Date, unless such action or inaction under clauses (x), (y) or (z) was principally caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement, or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement; or

(e)        By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company Board of Directors has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or the Offer in a manner adverse to the Parent or to Purchaser or failed to reaffirm its approval and recommendation within one business day following Parent’s reasonable request to do so, (ii) the Company Board of Directors has recommended to the Company’s stockholders any proposal other than by Parent or Purchaser in respect of an Acquisition Proposal, (iii) the Company has exercised a right to have discussions with respect to a Superior Proposal and has, directly or through its Representatives, continued discussions with any third party concerning a Superior Proposal for more than ten business days after the date of receipt of such Superior

Proposal, (iv) an Acquisition Proposal has been commenced, publicly proposed or communicated to the Company or its stockholders and the Company has not rejected such proposal in a manner that becomes publicly disclosed within ten business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (v) the Company has violated or breached any of its non-solicitation obligations under the Merger Agreement; or

(f)        By the Company in the event of its termination of the Merger Agreement and entry into an Acquisition Agreement, in accordance with which the Company has paid the Termination Fee and the Expense Fee.

If (i) Parent has terminated the Merger Agreement pursuant to clause (e) above, or (ii) the Company has terminated the Merger Agreement pursuant to clause (f) above, then the Company will pay to Parent promptly, but in no event later than two (2) business days after the date of such termination if pursuant to clause (c) above, or concurrently with such termination if pursuant to clause (f) above, the Termination Fee and the Expense Fee. If Parent has terminated the Merger Agreement pursuant to clause (c) above and either (i) the Minimum Condition has not been satisfied prior to the Termination Date or (ii) the Company has willfully breached the Merger Agreement and prior to the first anniversary of such termination of the Merger Agreement the Company enters into a written agreement, arrangement or understanding with respect to an Acquisition Proposal with any party other than the Parent, or consummates such a transaction, then the Company is required to pay to Parent promptly, but in no event later than two (2) business days after the consummation of such transaction, the Termination Fee and the Expense Fee.

Stockholders Agreement

The following summary of certain provisions of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(2) to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholders Agreement.

As a condition and inducement to Parent’s and the Purchaser’s willingness to enter into the Merger Agreement, the Stockholders, who in the aggregate have voting power and dispositive power with respect to an aggregate of 7,428,126 Shares and hold options to purchase 67,500 Shares as of May 28, 2002, concurrently with the execution and delivery of the Merger Agreement, entered into the Stockholders Agreement. Three of the Stockholders are the founders of the Company, one of whom is the President and CEO of the Company.

Each Stockholder has agreed that he or it will tender their Shares into the Offer as promptly as practicable and in any event no later than five business days following the commencement of the Offer, and will not withdraw such tendered Shares until the Offer has terminated or expired without Purchaser purchasing all Shares validly tendered in the Offer and not withdrawn.

Each Stockholder has agreed that, prior to the termination of the Stockholders Agreement pursuant to its terms, he or it will not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations under the Stockholders Agreement or the transactions contemplated thereby.

Each Stockholder has granted Parent a proxy, irrevocable until termination of the Stockholders Agreement, with respect to the voting of such Shares (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company for which shareholders of the Company would receive consideration per share equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger and (ii) against any Acquisition Proposal not made by Parent or Purchaser and against any action or agreement which would impede, interfere with or prevent the Merger.

Subject to the terms and conditions of the Stockholders Agreement, each Stockholder has granted to Parent a continuing option (the “Option”), irrevocable until termination of the Stockholders Agreement, to purchase for cash all or any portion of the Common Stock beneficially owned by such Stockholder as of the date of the Stockholders Agreement, or beneficially owned by such Stockholder at any time after the date of the Stockholders Agreement (including, without limitation, by way of exercise of options, warrants or other rights to purchase Company Common Stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise, but excluding shares owned by other Stockholders) by such Stockholder (as adjusted as set forth in the Stockholders Agreement) (the “Option Shares”) at a purchase price equal to $2.26 per share or any higher price that may be paid in the Offer or the Merger. Parent may exercise the Option with respect to any Option Shares held by any Stockholder by notice given to such Stockholder at any time prior to termination of the Stockholders Agreement.

Pursuant to the Stockholders Agreement, each Stockholder ceased and caused to be terminated all solicitations, encouragements, discussions, negotiations and communications with any persons with respect to any Acquisition Proposal. Each Stockholder has agreed that such Stockholder will not and will not authorize or permit its Representatives to directly or indirectly (i) solicit, initiate, encourage, discuss, negotiate, or communicate with any persons with respect to any Acquisition Proposal, or knowingly take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to such Acquisition Proposal.

The Stockholders Agreement, and all rights and obligations of the parties thereunder, will terminate immediately upon the earliest of (a) December 18, 2002, (b) six months following the termination of the Merger Agreement in accordance with its terms, if the Merger Agreement is terminated pursuant to a provision under which Parent is or may become entitled to the Termination Fee, (c) the termination of the Merger Agreement in accordance with its terms, if the Merger Agreement is terminated pursuant to any provision under which Parent is not and will not become entitled to the Termination Fee, and (d) the Effective Time; provided, however, that in the event that, prior to the termination of the Merger Agreement pursuant to the terms hereof, Parent has notified any Stockholder of its exercise of the Options pursuant to the Stockholders Agreement, the Stockholders Agreement will not terminate until ten business days following the date specified in such notice for the closing of the purchase of the shares Closing Date specified in such Notice, as such date may be extended pursuant to the Stockholders Agreement; provided further, however, that, pursuant to the terms of the Stockholders Agreement, certain sections of that Agreement survive any termination of the Stockholders Agreement. The terms “Acquisition Proposal,” “Takeover Proposal,” and “Effective Time” as used in the Stockholders Agreement have the meanings ascribed to them in the Merger Agreement.

Each Stockholder has the right to terminate his or its obligations under the Merger Agreement if (x) there is any material modification or waiver by the Company of the terms of the Merger Agreement and (y) such modification or waiver is materially adverse to the rights of such Stockholder (in his or its capacity as a Stockholder) under the Merger Agreement (it being understood that any decrease in the price per share of Company Common Stock to be received in the Merger constitutes a materially adverse modification in respect of each Stockholder).

Employment Offer Letter

The following summary of certain provisions of the Employment Offer Letter (as defined below) is qualified in its entirety by reference to the Employment Offer Letter, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(3) to the Schedule TO.

As a condition and inducement to Parent’s and the Purchaser’s willingness to enter into the Merger Agreement, on May 28, 2002, Mr. Hose entered into an employment offer letter agreement with Parent (the “Employment Offer Letter”) which provides, among other things, that upon the closing of the Merger, Mr. Hose will be employed as an “at will” employee of Parent in Boulder, Colorado in a position commensurate with his experience and abilities, and his salary will continue to be $220,008 per year. In his position, Mr. Hose will report to the COO or CEO of Parent for at least two years from the date of closing of the Merger. The Employment Offer Letter also provides that Mr. Hose will be restricted in his ability to engage in a business competitive with Parent or its subsidiaries for a period ranging from six (6) to twenty-four (24) months following the termination of his employment with Parent, depending on the timing and reason for termination.

14.    CERTAIN CONDITIONS OF THE OFFER.

Conditions of The Offer.    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition has been satisfied. Furthermore, notwithstanding any other provisions of the Offer, Purchaser is not required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date (i) any applicable waiting periods under the HSR Act and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated prior to termination of the Offer, or (ii) any of the following events have occurred, or are deemed by Purchaser to have occurred, and be continuing:

(a)        there has been threatened in writing by any Governmental Entity (as defined in the Merger Agreement) or pending any suit, action or proceeding by any Governmental Entity or any third party against Purchaser, Parent, the Company or any Company subsidiary (i) seeking to prohibit or impose any material limitations on Parent’s or Purchaser’s ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any material portion of their businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective subsidiaries, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to delay, restrain or prohibit the making or consummation of the Offer, the exercise of the Purchaser Option (as defined in the Merger Agreement) or the Merger or the performance of any of the other Transactions (as defined in the Merger Agreement), or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company’s subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Purchaser Option or the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares;

(b)        there has been any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other Transaction, or any other action has been taken by any Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)        there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of one full trading day, (ii) a declaration of a banking moratorium throughout the United States or any suspension of payments in respect of banks throughout the United States (whether or not mandatory) or (iii) any decline in either the Nasdaq Composite Index or Dow Jones Industrial Average by an amount in excess of twenty-five percent (25%) measured from the close of business on the date of the Merger Agreement;

(d)        the representations and warranties of the Company contained in the Merger Agreement, taken together, are not true and correct in all material respects (provided that those representations and warranties in the Merger Agreement that are qualified by materiality or Material Adverse Effect, are to be true and correct in all respects) as of the date of the Merger Agreement and as of the date of any scheduled expiration of the Offer, except for representations and warranties in the Merger Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

(e)        since the date of the Merger Agreement, there has occurred any events or changes which have had, which are deemed to have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company (excluding the effects of (i) any change in the trading price of Company Common Stock and (ii) loss of customer relationships after May 28, 2002 as a result of the announcement or pendency of the Transactions; provided that such losses are not from customers who, over the immediately preceding 12-month period, constituted greater than 20% of the aggregate revenues from all customers in such period);

(f)        the Company Board of Directors or any committee thereof has (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Purchaser Option, the Merger Agreement, or the Merger or has failed to make such favorable recommendation, (ii) approved or recommended to its stockholders any Acquisition Proposal or entered into or publicly announced its intention to enter into any agreement or agreement in principle with respect to any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to an Acquisition Proposal (other than by Parent or Purchaser) after a reasonable amount of time (and in no event more than ten (10) business days following receipt thereof) has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

(g)        any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its subsidiaries or any party or parties as a result of such party or parties having signed the Stockholders Agreement) has become the beneficial owner (defined in Rule 13(d)(3) promulgated under the Exchange Act) of more than fifteen percent (15%) of the outstanding Shares or has acquired, directly or indirectly, more than fifteen percent (15%) of the assets of the Company and its subsidiaries;

(h)        the Company has materially breached or failed, in any material respect, to perform or to comply with any material agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement;

(i)        Purchaser has failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e), (f) and (h) of these conditions have not occurred;

(j)        any party to any Stockholder Agreement other than the Purchaser and Parent has breached or failed to perform any of its covenants or agreements under such agreement or breached any of its representations and warranties in such agreement, or any of such agreements are not valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and the Purchaser under the Merger Agreement or any Stockholder Agreement;

(k)        all consents, permits and approvals of Governmental Authorities and other persons, as required by the Merger Agreement, have not been obtained; or

(l)        the Merger Agreement has been been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time prior to the Expiration Date and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date.

15.    CERTAIN LEGAL MATTERS.

Except as described in this Section 15 – “Certain Legal Matters,” based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser’s acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Statutes.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14 – “Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law.    In general, Section 203 of the DGCL prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a “business combination” (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock Option Plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement and the actions contemplated thereby, including the Offer and the Merger, and by the Stockholders Agreement, including the grant of the proxy and the Options from the provisions of Section 203 of the DGCL, and has agreed not to take any action to affect such exemption.

State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Antitrust.    Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

A Notification and Report Form with respect to the Offer was filed under the HSR Act on or about June 11, 2002, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, on June 26, 2002. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only with the Purchaser’s consent.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares pursuant to the Offer and the Merger. At any time before or after the Purchaser’s acquisition of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or otherwise or seeking divestiture of shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 – “Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required.

Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

16.    FEES AND EXPENSES.

Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and U.S. Stock Transfer Corporation to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.    MISCELLANEOUS.

The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Parent and Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 – “Certain Information Concerning the Company.”

Sapphire Acquisition Corp.
June 11, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE PURCHASER

1.    PARENT.    The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Each such person is a citizen of the United States except for Messrs. Listwin and Black, who are citizens of Canada, and Mr. Hedfors, who is a citizen of Sweden. The business address of each such person unless otherwise indicated is 1400 Seaport Boulevard, Redwood City, California 94063.

Name and Position with Parent	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Donald Listwin Chairman of the Board, Chief Executive Officer and President
Donald Listwin has been the President and Chief Executive Officer of Parent since November 2000 and has served as Chairman of the Board since 2001. Mr. Listwin has over 20 years of experience in the networking industry, including 10 years at Cisco Systems, Inc. where he was Executive Vice President. While at Cisco Systems from 1990 to 2000, he led many growth strategies, such as entry into IBM Internetworking, the access market, and the service provider market. Mr. Listwin serves on the Board of Directors of MarketItRight.com. He also is Chairman of the Board of Directors for NetAid, a worldwide Internet-based program designed to empower individuals toward the goal of eradicating poverty in developing nations.

Kevin Kennedy Chief Operating Officer
Kevin Kennedy has served as Chief Operating Officer of Parent since August 2001. From 1994 to 2001, Mr. Kennedy was senior vice president at Cisco Systems, Inc. with oversight over research and development. Mr. Kennedy currently serves as a Telecom Fund Technical Advisor to Pictet & Cie and a technical advisor to Cisco Systems, and sits on the Quantum Corporation Board of Directors.

Alan J. Black Senior Vice President, Corporate Affairs and Chief Financial Officer
Alan Black has served as Senior Vice President, Corporate Affairs and Chief Financial Officer of Parent since November 2000. Parent was formerly known as Phone.com, Inc. Prior to the merger of Phone.com and Software.com, Inc. in November 2000, he was the Vice President of Finance and Administration, Chief Financial Officer, and Treasurer of Phone.com. Prior to joining Phone.com in 1997, Mr. Black served as Chief Financial Officer at Vicor, Inc. from 1992 to 1997, a provider of Internet information capture and delivery systems for financial services firms.

John MacFarlane Chief Technology Officer and Director
John MacFarlane has served as a Director of Parent since 2000 and is Parent’s Chief Technology Officer. Prior to the merger of Phone.com, Inc. and Software.com, Inc., Mr. MacFarlane founded Software.com in 1993 and served as a director and its Chief Executive Officer.

Name and Position with Parent	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Michael Mulica Senior Vice President, Office of Customer Operations, Sales
Michael Mulica has served as Senior Vice President, Office of Customer Operations, Sales of Parent since November 2000. Prior to the merger of Phone.com, Inc. and Software.com, Inc., Mr. Mulica was the Senior Vice President of Worldwide Sales, Consulting and Support for Phone.com from November 1999 to November 2000. Before joining Parent, he served as President of Global Sales and Marketing for Adaptive Broadband, Inc. from November 1998 to October 1999 and Vice President of Worldwide Sales for Motorola, Inc.’s Wireless Alliance Group from December 1996 to June 1998. Prior to Motorola, Mr. Mulica spent six years at Tandem Computers Incorporated.

Allen Snyder Senior Vice President, Office of Customer Operations, Customer Advocacy
Allen Snyder has served as Senior Vice President, Office of Customer Operations, Customer Advocacy of Parent since December 2000. Mr. Snyder has over 25 years of experience in the high-tech industry, including 19 years of management leadership in customer service, software support, and professional services. Before joining Parent, he served as Senior Vice President from 1999 to 2000 and Vice President from 1997 to 1999, of Oracle Support Services, Americas for Oracle Corporation. Mr. Snyder was Vice President of Operations, Worldwide Services at Digital Equipment Corporation from 1996 to 1997. Mr. Snyder serves on the Board of Directors of Equel Corporation.

Roger Evans Director
Roger Evans has served as a Director of Parent since the November 2000 merger of Phone.com, Inc. and Software.com, Inc. Mr. Evans served as a director of Phone.com since 1995. Mr. Evans has been associated with Greylock Partners venture capital firm since 1989, and has served as a general partner since January 1991. He also serves as a director of Copper Mountain Networks, Inc. and several other privately-held companies. Mr. Evans’ current business address is 2929 Campus Drive, Suite 400, San Mateo, CA 94403.

Bo Hedfors Director
Bo Hedfors joined the Board of Directors of Parent in 2002. Mr. Hedfors has 34 years of global telecom experience in both wireline and wireless. He founded Hedfone Consulting Inc., his telecom/Internet consulting practice, located in Chicago, in 2002. Previously, Mr. Hedfors was Executive Vice President of Motorola, Inc. and President of its global wireless infrastructure business based in Chicago. He came to Motorola in 1998 from Ericsson, where he spent 30 years in different management positions.

Bernard Puckett Director
Bernard Puckett has served as a Director of Parent since 2000. Prior to the merger of Phone.com, Inc. and Software.com, Inc., Mr. Puckett was a director of Software.com from July 1997 to 2000. From January 1994 to January 1996, Mr. Puckett was President and Chief Executive Officer of Mobile Telecommunications Technologies. Mr. Puckett currently serves on the boards of directors of IMS Health Incorporated and Syncor International Corporation.

Name and Position with Parent	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Andrew Verhalen Director
Andrew Verhalen has served as a Director of Parent (serving as director of Phone.com prior to its merger with Software.com, Inc.) since 1995. Mr. Verhalen is a general partner of Matrix Partners, a venture capital firm, which he joined in 1992. He currently is a director of Blue Martini Software, Inc., Turnstone Systems, Inc. and several private technology companies. Mr. Verhalen’s business address is 2500 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

2.    PURCHASER.    The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of the Purchaser are set forth below. Each such person is a citizen of the United States. The business address of each such person is 1400 Seaport Boulevard, Redwood City, California 94063.

Name and Position with Purchaser	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Alan J. Black Director	See above.

Jon Shantz Director, President and Chief Executive Officer
Jon Shantz has served as Senior Vice President, Business Development of Parent since December 2001. Prior to joining Parent, Mr. Shantz served as General Manager of the Mobile Business Unit of Cisco Systems, Inc. from August 1999 to November 2001. While at Cisco Systems, he developed and led the Cisco Powered Networks, a premier industry alliance program, and spent several years developing new markets for Cisco Systems.

Linda R. Speer Vice President
Linda R. Speer has served as Corporate Controller of Parent since 2001. Ms. Speer was Vice President of Finance of Parent and Phone.com, Inc. from December 1999 to May 2001. From 1996 to 1999, Ms. Speer served as Chief Financial Officer of SAE Power, Inc.

Steve Peters Vice President and Secretary
Steve Peters has served as Vice President, General Counsel and Corporate Secretary of Parent since February 1999. Prior to joining Parent, Mr. Peters worked at Baan Company N.V. (now a division of Invensys PLC) from 1997 to 1998, as Vice President of Business Development.

Douglas P. Solomon Vice President and Assistant Secretary
Douglas P. Solomon is Associate General Counsel of Parent. Prior to joining Parent in 2000, Mr. Solomon served as Associate General Counsel at SmartForce PLC from 1998 through April 2000. Before joining SmartForce, Mr. Solomon practiced corporate law at Green Radovsky Maloney & Share LLP and Sidley & Austin (now Sidley Austin Brown & Wood LLP).

James F. Engle Vice President and Treasurer
James F. Engle is Vice President, Taxation and Treasurer of Parent. Mr. Engle previously served as Vice President and Treasurer of Macromedia, Inc. from 1999 to 2001. Mr. Engle served as Vice President and Treasurer of Informix Software, Inc. from 1997 to 1999.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

Depositary for the Offer is:

U.S. Stock Transfer Corporation

By Hand, Mail or Overnight Delivery U.S. Stock Transfer Corporation 1745 Gardena Avenue Glendale, California 91204

By Facsimile Transmission: (For Eligible Institutions Only) (818) 502-1737	Confirm Receipt of Facsimile by Telephone: (818) 502-1404

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street
New York, New York 10004
Banks and Brokers call collect: (212) 440-9800
All Others Call Toll Free: (800) 818-2996